UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  01/03/2011

Wells Timberland REIT, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-53193

MD	203536671
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

6200 The Corners Parkway
Norcross, GA 30092-3365
(Address of principal executive offices, including zip code)

770-449-7800
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

Placement Agent Agreement

On January 3, 2011, Wells Timberland REIT, Inc. (the "Company"), entered into a placement agent agreement (the "Renalco Placement Agent Agreement"), effective December 21, 2010, by and among the Company, Wells Germany GmbH, a limited partnership organized under the laws of Germany ("Wells Germany"), and Renalco S.A., a company organized under the laws of Switzerland ("Renalco"). Renalco is not in any way affiliated with the Company, Wells Germany or any of their respective affiliates. Pursuant to the Renalco Placement Agent Agreement, the Company has engaged Renalco to act as one of the Company's placement agents in connection with one or more sales by the Company to potential purchasers, who are non "U.S. persons" as defined by Regulation S under the Securities Act of 1933, as amended (the "Securities Act") (collectively, the "Purchasers"), of up to 10,362,694 shares (the "Shares") of the Company's common stock, par value $0.01 per share (the "Common Stock"), at a price per share of $9.65, for an aggregate purchase price of up to approximately $100.0 million (the "Private Offering"). The Renalco Placement Agent Agreement will continue until the earlier of (i) a liquidity event, which includes, among other things, the listing of the Common Stock on a national securities exchange or the sale or merger of the Company in a transaction that provides the stockholders with cash or securities of a publicly traded company (a "Liquidity Event") or (ii) December 31, 2018. The sale of Shares in the Private Offering is being conducted pursuant to Regulation S under the Securities Act and is separate and in addition to the Company's ongoing, concurrent follow-on public offering in the U.S.

Pursuant to the Renalco Placement Agent Agreement, Renalco will serve as one of the Company's placement agents and will provide ongoing account maintenance and administrative services with respect to Purchasers identified by Renalco who buy Shares. In its capacity as placement agent, Renalco must use its reasonable efforts to identify Purchasers for Shares and to assist the Company in effecting sales of Shares to such Purchasers (each a "Transaction" and together the "Transactions"). In no event shall Renalco be obligated to purchase the Shares for its own account or for the account of its affiliates or customers. In connection with the appointment as placement agent, Renalco shall, to the extent appropriate and requested by the Company: (i) assist the Company with communications to be provided to prospective Purchasers; (ii) assist the Company in structuring the financial aspects of the Transaction; (iii) identify and contact selected potential Purchasers of the Shares and furnish them, on behalf of the Company, with copies of the Private Placement Memorandum; (iv) conduct all sales and marketing activities with respect to the Transactions in accordance with the terms of the Renalco Placement Agent Agreement and Regulation S under the Securities Act; and (v) with respect to the period following the consummation of a Transaction, provide on-going account maintenance and administrative services, including, without limitation, serving as an administrator for the Company's unregistered distribution reinvestment plan and share redemption plan offered in connection with shares of Common Stock sold in these Transactions.

In the Company's ongoing, concurrent follow-on public offering in the U.S., shares of its Common Stock are typically sold to investors at a price per share of $10.00 and, after the application of the 7.0% sales commission and the 1.8% dealer manager fee, the Company receives net proceeds (before expenses) of $9.12 per share. In the Private Offering, the Company is selling Shares to the Purchasers at a price per Share of $9.65. No sales commission or the dealer-manager fee is payable in connection with the Private Offering; however, the Company will pay Renalco a transaction fee of $0.25 per Share purchased in each Transaction payable upon the closing of each Transaction as well as an annual fee of $0.02 per Share purchased in each Transaction payable on December 31st of each year. All or a portion of the transaction fee and annual fee may be waived. In addition, the Company will pay Wells Germany a structuring fee equal to $0.20 per Share purchased in the Private Offering payable within 10 days of the applicable purchase. As a result, in the Private Offering, the Company will receive net proceeds (before expenses) of $9.20 per Share, which is greater than the $9.12 per share that it receives in its public offering after deducting the sales commission and the dealer manager fee.

Pursuant to the Renalco Placement Agent Agreement, all parties will bear their own legal, accounting and other costs and expenses in connection with the agreements and the Transactions or purchase of Shares in the Private Offering contemplated thereby which are incurred by that party based on its activities. In addition, under the Renalco Placement Agent Agreement, Renalco shall be responsible for all ongoing account maintenance and administrative services, as well as any other expenses it determines are necessary to incur in connection with the Transactions.

The above description of the Renalco Placement Agent Agreement is qualified in its entirety by the terms of the agreement attached to this Current Report on Form 8-K as Exhibit 10.1.

Item 9.01.    Financial Statements and Exhibits

Exhibit
Number                Description

10.1                Placement Agent Agreement, dated as of December 21, 2010, by and among Wells Timberland REIT, Inc., Wells Germany GmbH and Renalco S.A.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Wells Timberland REIT, Inc.

Date: January 05, 2011	By:	/s/ Douglas P. Williams
Douglas P. Williams
Executive Vice President, Secretary and Treasurer

EXHIBIT INDEX

Exhibit No.	Description
EX-10.1	Placement Agent Agreement dated as of December 21, 2010 by and among Wells Timberland REIT, Inc., Wells Germany GMBH and Renalco S.A.